Exhibit 99.1

Novo Integrated Sciences to Present at the Benzinga Virtual Global Healthcare Small Cap Conference on September 30th

BELLEVUE, Wash., September 23, 2021 - Novo Integrated Sciences, Inc. (NASDAQ:NVOS) (the “Company” or “Novo”), a pioneer with holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of services and product innovation, today announced that Robert Mattacchione, Chairman and CEO, is scheduled to present at the Benzinga Virtual Global Healthcare Small Cap Conference.

Benzinga Virtual Global Healthcare Small Cap Conference

Thursday, September 30th at 1:15 p.m. ET

Registration: https://www.benzinga.com/events/small-cap/healthcare/

The Novo management team will be available for one-on-one meetings for the duration of the conference. To schedule a meeting or for more information on the conference, please contact your Benzinga representative, or Chris David, COO-President, at chris.david@novointegrated.com.

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. is pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of services and product innovation. Novo offers an essential and differentiated solution to deliver, or intend to deliver, these services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity offers an essential solution to the fundamental transformation of healthcare delivery. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

Novo’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers. The first pillar is building a foundation of traditional hands-on healthcare delivery, through small and micro footprint sized clinic facilities, within a significant service delivery network. The second pillar is the development, integration, and deployment of sophisticated technology, through interconnectivity, which expands the reach of healthcare related service, beyond the traditional clinic location, to geographic areas not readily providing advanced healthcare service to date, including the patient’s home. The third pillar is the development and distribution of effective wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. Additionally, Novo’s science first approach to product innovation further emphasizes Novo’s mandate to create and provide over-the-counter preventative and maintenance care solutions. Innovation in science as represented by proprietary technology assures Novo of continued cutting edge advancement in patient first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com . For more information on NHL, please visit www.novohealthnet.com

Twitter: https://twitter.com/novointegrated

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Facebook: https://www.facebook.com/novointegrated/

Instagram: https://www.instagram.com/novointegrated/

YouTube: https://www.youtube.com/channel/UCy3wpEIfQwwaf0BZ-34OKwQ

Chris David, COO-President

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(888) 512-1195